For Immediate Release

Contact: Mark C. Layton
         President, Chief Executive Officer and
         Chief Operating Officer
         or Thomas J. Madden
         Vice President - Finance and Chief Financial Officer
         Daisytek International Corporation
         (972) 881-4700
         mlayton@daisytek.com
         tmadden@daisytek.com

         Craig McDaniel, Vice President and AE
         or Preston Kirk, APR
         Michael Burns & Associates
         (214) 521-8596
         kirkpf@flash.net
         mba-pr@metronet.com


Daisytek Reports 19th Straight Quarter of Record Results
Sales to International Markets, PFS Subsidiary Fuel Growth

DALLAS, TEXAS (Jan. 28, 1998) - Daisytek International Corporation (NASDAQ: DZTK) - the world's largest wholesale distributor of consumable computer and office automation supplies - today reported record net sales and net income for the third quarter ended Dec. 31, 1997. The results mark the company's 19th consecutive quarter of record performance as compared to year-ago quarters.

     "Our business model and team of people continue to perform in an outstanding manner," said Mark C. Layton, president, chief executive officer and chief operating officer. "We are especially pleased with the overall performance of our international division, which grew by more than 35 percent and now represents more than 23 percent of Daisytek's
revenue.   In addition, our Priority Fulfillment Service subsidiary ("PFS")
experienced strong revenue and profitability growth, and continues to broaden its position as an outsourcing provider of advanced call-center and logistics solutions."

     Net sales for the third quarter of fiscal year 1998 (FY98) increased
20.8 percent to $186.6 million, compared to $154.4 million for the third quarter of FY97. Net income for the third quarter of FY 1998 was $4.1 million, up 23 percent over the previous fiscal year's third quarter net income of $3.4 million. Diluted earnings per share for the third quarter of FY 1998 was $0.58 per share on 7.2 million shares, an increase of 18.4 percent versus the prior fiscal year's third quarter of $0.49 per share on 6.9 million shares.

     Net sales for the nine months ended Dec. 31, 1997, increased 25.5 percent to $539 million, compared to $429.5 million for the same period of FY 1997. Net income for the nine months ended Dec. 31, 1997, was $11.8 million, up 26.5 percent over the previous fiscal year's first nine months net income of $9.4 million. Diluted earnings per share for the first nine months of fiscal year 1998 was $1.66 per share on 7.1 million shares, an increase of 23.0 percent versus the prior fiscal year's earnings per share of $1.35 per share on 6.9 million shares.

     "Our management team remains committed to growth, with targeted growth objectives for revenues and profits in excess of 20%," Layton noted. "These initiatives are coupled with our objectives to maintain a strong gross profit margin as a percentage of net sales, while continuing to operate as a low cost distributor in this industry. For this quarter, our focus on optimizing our gross profit margin resulted in gross profit at 10.1 percent of net sales. Earnings before interest and taxes ("EBIT") was 3.9 percent of net sales for the quarter and was near the top end of our EBIT objective of 3.5 percent to 4 percent."

-more-

Daisytek Third Quarter Earnings..Page 2

International Outlook: Canada, Australia, Latin America and Pacific
Rim

     "Our international growth was propelled by especially strong performances in Canada and Australia," Layton said. "Our Canadian growth was a direct result of our focus on the retailer segment of our business, and our position as the only national distributor of computer supplies in Canada that is not a competitor to its own customers. Our Australian subsidiary, acquired during the past fiscal year, continues to reap the benefits of applying Daisytek's business model and management know-how to an already strong business, and experienced further success in growing sales to superstore customers in that market. Daisytek's Mexico operations and our Latin American export business, based in Miami, Florida, also experienced solid growth."

     "With the opening this January of our Singapore sales and distribution center, we have made an additional step into the Pacific Rim region, positioning ourselves to take advantage of a market estimated to be more than $500 million in size with a historical growth rate in excess of 40 percent a year," added Layton. "Because this business will be primarily U.S.-dollar-based, we hope to limit our exposure to currency fluctuations. Of course, near-term economic issues may temper our start-up speed in this region. With the entry into the Pacific Rim and the outstanding results in our other international markets, we are targeting an international growth objective in the 25 percent to 35 percent range."

PFS Gaining Momentum

     "PFS, our subsidiary dedicated to providing advanced call-center and logistics solutions, also provided us with record revenues this quarter. PFS added one new relationship from our existing client base during the quarter in addition to better than expected growth from our existing contracts. This is an indication we are meeting with success in providing high levels of quality and service to our clients. We continue to target opportunities with potential clients both inside and outside the computer supplies industry," Layton confirmed.

Domestic Business and Overall Outlook

     "On the domestic front, our U.S. business remains solid," Layton emphasized. "Future growth will come through continued introduction of new products, including the products we've added through the acquisition of Steadi-Systems, Inc. this January, and the introduction of new "value adds" for our customers, especially in the area of electronic commerce. Our near-term outlook for our domestic business, considering the maturing of this market and the much larger revenue base from which we operate today, is for the Company's domestic growth rate to settle around 15 percent."

     "The combination of our U.S., international and PFS initiatives provide the basis for our targeted top and bottom line growth objectives in excess of 20 percent," Layton stated.

Background: Daisytek is the world's leading distributor of computer and office automation supplies and accessories, such as inkjet and toner cartridges, diskettes and other data-storage media, copier supplies and printer ribbons. Serving more than 24,000 customer locations in over 50 countries, Daisytek distributes in excess of 8,000 consumable products from more than 150 manufacturers. Leading manufacturers Daisytek represents include Hewlett-Packard, Sony, Canon, Epson, Kodak, Okidata, Lexmark, IBM, Imation, Apple, Xerox, Panasonic, and Digital Equipment Corporation. Through its strategic alliance with FedEx, Daisytek provides next business day delivery throughout North America to its customers. Daisytek is headquartered in Plano, Texas, and maintains sales and distribution centers in Miami, Memphis, Mexico City, Singapore, Sydney, Toronto, and Vancouver. More information about Daisytek is available at www.daisytek.com.

-more-

Daisytek Third Quarter Earnings..Page 3

The matters discussed in this news release and, in particular, information regarding future revenue, earnings and business plans and goals, consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and are subject to and involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, industry trends, integration of acquired business units, the dependence upon and/or loss of key suppliers or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, risk of international operations including exchange rate fluctuations and the regulatory and trade environment (both domestic and foreign). A description of these factors, as well as other factors which could affect the Company's business, is set forth in the Company's Prospectus dated Jan. 24, 1996, and the Company's 10-K for the fiscal year ended March 31, 1997.

- financial statements follow -

-more-

Daisytek Third Quarter Earnings..Page 4


Daisytek International Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)




                                 Three Months Ended                Nine Months Ended
                                    December 31,                      December 31,
                         -------------------------------   --------------------------------
                           1997         1996     %Change     1997        1996       %Change
                         ---------   ---------   -------   ---------   ---------    -------


NET SALES                $ 186,586   $ 154,429    20.8%    $ 538,966   $ 429,471     25.5%

COST OF SALES              167,823     139,225    20.5%      485,026     387,008     25.3%
                         ---------   ---------             ---------   ---------
    Gross profit            18,763      15,204    23.4%       53,940      42,463     27.0%

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES   11,508       9,375    22.8%       33,143      26,078     27.1%
                         ---------   ---------             ---------   ---------
    Income from operations   7,255       5,829    24.5%       20,797      16,385     26.9%

INTEREST EXPENSE               548         375    46.1%        1,619       1,220     32.7%
                         ---------   ---------             ---------   ---------
    Income before
        income taxes         6,707       5,454    23.0%       19,178      15,165     26.5%

PROVISION FOR INCOME TAXES   2,569       2,090    22.9%        7,342       5,805     26.5%
                         ---------   ---------             ---------   ---------
NET INCOME               $   4,138   $   3,364    23.0%    $  11,836   $   9,360     26.5%
                         =========   =========             =========   =========

INCOME PER
  COMMON SHARE:
    Basic                $    0.61   $    0.52    17.3%    $    1.75   $    1.45     20.7%
    Diluted              $    0.58   $    0.49    18.4%    $    1.66   $    1.35     23.0%

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
    Basic                    6,816       6,485                 6,765       6,452
    Diluted                  7,154       6,917                 7,130       6,916



Consolidated Balance Sheet Data
(In Thousands)



                                            December 31,      March 31,
                                               1997             1997
                                           -------------      ---------
                                            (Unaudited)

Trade accounts receivable, net               $ 95,943         $ 90,778
Inventories, net of Priority
   Fulfillment Services Division             $ 60,131         $ 54,426
Inventories, Priority Fulfillment
   Services Division                         $ 11,664         $ 10,354
Long-term debt, less current portion         $ 28,732         $ 30,454
Shareholders' equity                         $ 81,740         $ 67,193




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